Exhibit 99.1

TXI Reports Third Quarter Results;
Spin-Off of Steel Operations on Schedule

          DALLAS, March 24 /PRNewswire-FirstCall/ -- Texas Industries, Inc. (NYSE: TXI) today reported net income for the quarter ended February 28, 2005 of $16.0 million ($0.68 per share).  Net income for the same period a year ago of $20.9 million ($0.92 per share) included an after-tax gain on the sale of brick assets of $20.5 million ($0.90 per share).

          “Steel returns continue to be quite attractive,” stated Mel Brekhus, President and Chief Executive Officer.  “After a difficult winter quarter, cement, aggregate and concrete operations should see a significant recovery this spring.  The spin-off of TXI’s steel operations announced in December remains on schedule for completion this summer.”

          Steel operating profit of $34.8 million compared to $11.6 million in last year’s quarter.  Margin improvement more than offset a 30% decline in shipments.  The shipment reduction reflects the difference between strong customer buying a year ago to build inventories and lower purchases by customers during the recent winter quarter to reduce inventories. Nonresidential construction activity, the primary driver of demand for structural steel products, has remained low but stable for well over a year.

          Cement, aggregate and concrete operating profit of $13.4 million was equal to last year’s quarter after excluding last year’s gain from the sale of brick assets.  Realized prices for major products increased by 4 - 10%.  Other income in the current quarter, primarily from real estate gains, equaled $6 million.  However, abnormally wet weather in the Texas and California markets combined with cement plant downtime to offset the positive impact of higher prices and other income.

          A teleconference will be held today, March 24, 2005 at 2:00 p.m. Central Time to discuss third quarter results.  A real-time webcast of the conference is available by logging on to TXI’s website at www.txi.com .

          Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws, other regulations, unexpected equipment failures and other risks described in the Company’s Annual Report on SEC Form 10-K.

          TXI is a leading supplier of building materials, primarily cement and structural steel.  Cement operations serve Texas and California, the two largest cement markets in the nation.  Structural steel products are distributed throughout North America.

TXI
SUMMARY OF EARNINGS (Unaudited)
(In thousands except per share)

	Quarter ended		Nine months ended

	Feb. 28, 2005	Feb. 29, 2004	Feb. 28, 2005	Feb. 29, 2004

Net sales	$440,158	$407,970	$1,383,729	$1,152,567
Costs and expenses	417,496	372,983	1,261,114	1,141,399
Loss on early retirement of debt	—	—	—	11,246
	22,662	34,987	122,615	(78)
Income taxes	6,672	14,098	39,785	124
	15,990	20,889	82,830	(202)
Cumulative effect of accounting change - net of tax	—	—	—	(1,071)
NET INCOME (LOSS)	$15,990	$20,889	$82,830	$(1,273)
EARNINGS (LOSS) PER SHARE
Basic	$0.71	$0.99	$3.79	$(0.06)
Diluted	$0.68	$0.92	$3.45	$(0.06)
BUSINESS SEGMENT INFORMATION
CAC
Net sales	$181,039	$166,280	$584,710	$555,060
Operating profit	13,434	47,886	58,059	91,793
Steel
Net sales	259,119	241,690	799,019	597,507
Operating profit (loss)	34,820	11,594	135,722	(4,326)

SOURCE  Texas Industries, Inc.
          -0-                                                  03/24/2005
          /CONTACT:  Kenneth R. Allen, Vice President and Treasurer of Texas Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or investor@txi.com /
          /Web site:  http://www.txi.com /